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                                                                 EXHIBIT 5.1

                               August 7, 1997




Park Bancorp, Inc.
2740 W. 55th Street
Chicago, Illinois  60632

Re:   Registration Statement on Form S-8
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Ladies and Gentlemen:

      We have examined the Registration Statement on Form S-8 to be filed by Park Bancorp, Inc. (the "Corporation") with the Securities and Exchange Commission on or about August 6, 1997 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of 378,201 shares of Common Stock, par value $0.01 per share (the "Shares"), issuable under the Corporation's 1997 Stock-Based Incentive Plan (the "Plan").

      Based upon the foregoing, and assuming the Shares are issued in accordance with the Plan, it is our opinion that, after the effectiveness of the Registration Statement under the Act, the Shares, when issued, will be validly issued, fully-paid and non-assessable.

      The law covered by the opinions expressed herein is limited to the Federal securities laws of the United States of America and the laws of the State of Delaware.

      We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

                                           Very truly yours,

                                           VEDDER, PRICE, KAUFMAN
                                             & KAMMHOLZ